Exhibit 99.1

Chiasma Reports Fourth Quarter and Year End 2015 Results

Initiates Pivotal EU Phase 3 Trial

Expands Organization in Advance of PDUFA Date

Provides Operating Expense Guidance for 2016

NEWTON, Mass., March 14, 2016 – Chiasma, Inc. (NASDAQ: CHMA), a late-stage biopharmaceutical company developing Mycapssa™ (octreotide) capsules, an investigational new oral drug for the maintenance therapy of adult patients with the orphan disease acromegaly, today provided a corporate update and reported financial results for the fourth quarter and full year ended December 31, 2015.

“Chiasma made significant progress from a clinical, regulatory, financial and organizational standpoint in 2015,” said Mark Leuchtenberger, Chiasma’s chief executive officer. “Following the submission of our new drug application (NDA) in June and our successful initial public offering (IPO) in July, we built out our staff in earnest as we prepared for the potential U.S. approval of Mycapssa for the maintenance treatment of adult acromegaly patients. These efforts carried into 2016 as we rounded out our management team and continue to strategically expand our commercial organization.

“As we draw closer to our April 15, 2016 Prescription Drug User Fee Act (PDUFA) target date, we are keenly focused on increasing awareness of Chiasma among key constituents while also raising awareness about acromegaly and the unmet needs of patients with this rare disease,” Mr. Leuchtenberger continued. “We also are pleased to have our Phase 3 MPOWERED™ trial underway. This trial design, accepted by the European Medicines Agency to support a potential EU approval, provides an opportunity to demonstrate Mycapssa’s efficacy, safety and patient reported outcomes compared to monthly injectable somatostatin analogs.”

Recent Accomplishments

•	Initiated MPOWERED Pivotal EU Phase 3 Trial – Earlier today, Chiasma announced that it has opened its first sites in a Phase 3 trial to evaluate the non-inferiority of octreotide capsules to injectable somatostatin analogs as measured by the time weighted average of patients’ insulin-like growth factor 1 (IGF-1) levels. This open-label, randomized, active-controlled trial is anticipated to include approximately 150 patients and is intended to support Chiasma’s submission of a marketing authorization application (MAA) for Mycapssa to the European Medicines Agency (EMA). Chiasma currently expects to be able to file its MAA with the EMA in 2019.

•	Bolstered Organization – Chiasma has continued its strategic hiring efforts and currently has more than 60 employees, up from 11 at the start of 2015. Among the company’s key hires in recent months are Senior Vice President and General Counsel Tara McCarthy and Vice President of Sales Steven Vickers.

•	Secured New Corporate Headquarters – To enable the company’s continued expansion, Chiasma signed a long-term lease on its new corporate headquarters located at 275 Wyman Street in Waltham, Massachusetts. The company expects to complete its move later this month.

Fourth Quarter 2015 Financial Results

•	R&D Expenses: Research and development expenses were $8.2 million for the quarter ended December 31, 2015, compared to $7.0 million for the same period of 2014. The increase was primarily due to expenses related to the filing of an NDA for Mycapssa in acromegaly in the U.S. and related activities, manufacturing process validation activities, initiation activities related to the company’s MPOWERED Phase 3 trial, and an increase in research and development headcount and associated salaries.

•	Marketing, G&A Expenses: Marketing, general and administrative expenses were $6.3 million for the quarter ended December 31, 2015, compared to $2.0 million for the same period of 2014. The increase was largely due to pre-commercial activities related to Mycapssa, greater compensation-related expenses associated with the company’s expanding U.S. operations, as well as increased professional and consulting fees associated with being a public company.

•	Net Loss: For the quarter ended December 31, 2015, Chiasma’s net loss attributable to common stockholders was ($14.5) million, or ($0.61) per basic share, compared to ($8.9) million, or ($199.86) per basic share for the same period of 2014. The basic share amounts outstanding for the quarter ended December 31, 2015 included the shares of common stock that were issued upon conversion of Chiasma’s redeemable preferred stock in connection with the July 2015 IPO; redeemable preferred stock outstanding as of December 31, 2014 was excluded from this calculation in periods before the IPO.

•	Cash Position: Cash, cash equivalents and marketable securities as of December 31, 2015 were $148.8 million, compared to $162.8 million as of September 30, 2015, primarily reflecting the company’s fourth-quarter operating expenditures. The company continues to expect that its cash resources will be sufficient to operate its business as currently planned through at least mid-2017.

Financial Guidance

Assuming approval of Mycapssa in April 2016, Chiasma expects its total aggregate GAAP research and development and selling, general and administrative expenses for full year 2016 to be in a range of $80 million to $88 million, which includes expected stock-based compensation expense of $7 million to $8 million. These planned expenditures are expected to include investments in:

•	Mycapssa’s initial commercial launch for adult patients with acromegaly,

•	The company’s pivotal EU Phase 3 trial in acromegaly,

•	The initiation of a clinical trial of octreotide capsules supporting the potential treatment of patients with neuroendocrine tumors (NET) in late 2016, and

•	The advancement of preclinical work that would enable the company to announce its second product candidate by the end of 2016.

About Acromegaly

Acromegaly typically develops when a benign tumor of the pituitary gland produces too much growth hormone (GH), ultimately leading to significant health problems and early death if untreated. According to the U.S. National Institutes of Health, acromegaly occurs in approximately 60 people per million in the U.S. In addition, researchers estimate that three to four out of every million people develop acromegaly each year. Because symptoms often develop slowly, diagnosis may be delayed by years or decades, making it difficult to determine the total number of people with the disease.

Common features of acromegaly are facial changes, intense headaches, joint pain, impaired vision and enlargement of the hands, feet, tongue and internal organs. Serious health conditions associated with the progression of acromegaly include type 2 diabetes, hypertension, respiratory disorders and cardiac and cerebrovascular disease.

Current treatment options include surgery to remove the pituitary tumor, radiation therapy which destroys any lingering tumor cells, and/or medical treatment in cases where these approaches are not possible or fully effective. Today’s medical treatments include dopamine agonists, GH antagonists, and injectable somatostatin analogs, which are the current standard of care.

About Mycapssa™

Mycapssa™ is an investigational new oral drug proposed for the maintenance therapy of adult patients with acromegaly. If approved, octreotide capsules would be the first oral somatostatin analog approved for acromegaly. Chiasma submitted an NDA on June 15, 2015 for this product candidate. The FDA accepted the NDA for filing and the PDUFA date is April 15, 2016. The PDUFA date is the target date for the FDA to complete its review of the NDA. Octreotide capsules have been granted orphan designation in the United States and the European Union for the potential treatment of acromegaly.

Octreotide capsules are an investigational drug that has not been approved for use in any jurisdiction. The trade name Mycapssa™ has been conditionally accepted by the FDA and EMA as the proprietary name for Chiasma’s octreotide capsules product candidate.

About Chiasma

Chiasma is a late-stage biopharmaceutical company focused on improving the lives of patients suffering from orphan diseases by developing and commercializing novel oral forms of therapies that are available today only by injection. The company’s lead product candidate is Mycapssa™ (octreotide) capsules, an investigational new drug under FDA review for the orphan condition acromegaly, developed with Chiasma’s

Transient Permeability Enhancer (TPE®) technology to facilitate gastrointestinal absorption of unmodified drug into the bloodstream safely. Mycapssa™ is a proposed tradename, and this investigational new drug has not been approved for use in any jurisdiction. Using TPE® technology, Chiasma is evaluating additional proteins, peptides and small molecule drugs that are currently only available by injection but could potentially be converted to oral delivery. TPE® technology is potentially well suited for drugs with chronic indications, where frequent dosing is required and the need for an oral alternative is greatest. Chiasma is a Delaware corporation with a wholly owned Israeli subsidiary. Mycapssa™ and TPE® are trademarks of Chiasma.

Additional information can be found at www.ChiasmaPharma.com.

Online Resources

Readers should note that Chiasma communicates with investors and the public using its website (www.ChiasmaPharma.com) and its investor relations website (http://ir.chiasmapharma.com), including but not limited to company disclosures; investor presentations and FAQs; Securities and Exchange Commission filings; press releases; public conference calls and webcasts. The information that the company posts on these websites could be deemed to be material information. As a result, Chiasma encourages investors, the media, and others interested to review the information that is posted there on a regular basis. The contents of the company’s website shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding estimated GAAP operating expenses for the year ended December 31, 2016 and the sufficiency of the company’s cash, cash equivalents and marketable securities to fund operations through mid-2017, the nature of the company’s interactions with FDA and the expected timing and outcome of the NDA for Mycapssa, the timing of a potential commercial launch of this product candidate and related efforts in preparation thereof, including the ability to secure supply of API in support of a potential commercial launch, the planned Phase 3 non-inferiority trial to support EU approval and expected timing thereof including the estimated MAA filing date in 2019, the initiation of a clinical trial of octreotide capsules in support of the potential treatment of patients with NET, and the announcement of a second product candidate. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the regulatory review process generally; the risk that the FDA may not make a decision on Chiasma’s NDA by the PDUFA target date; the risk that the FDA may determine that that the data included in the NDA are insufficient for approval and that Chiasma must conduct additional clinical trials, or nonclinical or other studies before octreotide capsules can be approved; the risk that the results of previously conducted studies involving octreotide capsules or other product candidates will not be repeated or observed in ongoing or future studies or following commercial launch, if such product candidates are approved; risks associated with obtaining, maintaining and protecting intellectual property; risks associated with Chiasma’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; the risk that octreotide capsules, if approved, will not be successfully commercialized; the risk of competition from currently approved therapies and from other companies developing products for similar uses; risk associated with Chiasma’s ability to manage operating expenses and/or obtain additional funding to support its business activities; and risks associated with Chiasma’s dependence on third parties, including with respect to the manufacture of commercial supply in anticipation of commercial launch, if octreotide capsules are approved. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in the final prospectus related to Chiasma’s initial public offering filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act of 1933, as amended, as well as discussions of potential risks, uncertainties and other important factors in Chiasma’s subsequent filings with the Securities and Exchange Commission, including our most recent Quarterly Report on Form 10-Q filed on November 16, 2015. All information in this press release is as of the date of the release, and Chiasma undertakes no duty to update this information unless required by law.

Chiasma, Inc.

Condensed Consolidated Statements of Operations

(amounts in thousands except per share data)

(unaudited)

	For the three months ended		For the year ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Revenue from license agreement	$—	$—	$—	$13,166
Operating expenses:
Research and development	8,245	6,953	18,991	11,527
Marketing, general and administrative	6,275	1,954	16,456	3,469

Total operating expenses	14,520	8,907	35,447	14,996

Loss from operations	(14,520)	(8,907)	(35,447)	(1,830)
Other (income) expense, net	(4)	1	300	5

Loss before provision (benefit) for income taxes	(14,516)	(8,908)	(35,747)	(1,835)
Provision (benefit) for income taxes	16	(57)	161	176

Net loss	(14,532)	(8,851)	(35,908)	(2,011)
Accretion of redeemable convertible preferred stock	—	(8)	(318)	(904)

Net loss attributable to common stockholders	$(14,532)	$(8,859)	$(36,226)	$(2,915)

Earnings per share attributable to common stockholders
Basic	$(0.61)	$(199.86)	$(3.25)	$(66.21)

Diluted	$(0.61)	$(199.86)	$(3.25)	$(66.21)

Weighted-average shares outstanding:
Basic	23,956	44	11,152	44

Diluted	23,956	44	11,152	44

Chiasma, Inc.

Condensed Consolidated Balance Sheets Information

(amounts in thousands)

(unaudited)

	December 31, 2015	December 31, 2014
Cash and cash equivalents	$41,039	$40,160
Marketable securities	107,715	—
Prepaid expenses and other current assets	2,331	312
Property and equipment, net	676	615
Other assets	1,347	312

Total assets	$153,108	$41,399

Accounts payable	$157	$318
Current maturities of long term commitment	1,700	—
Accrued expenses	4,657	4,000
Long-term liabilities	3,778	4,613

Total liabilities	10,292	8,931
Total redeemable convertible preferred stock	—	104,486
Total stockholders’ equity (deficit)	142,816	(72,018)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$153,108	$41,399

Contacts:

Media:

Cammy Duong

MacDougall Biomedical Communications

(781) 591-3443

cduong@macbiocom.com

Investors:

Jason Fredette

Chiasma, Inc.

(617) 928-5306

Jason.Fredette@ChiasmaPharma.com